EXHIBIT 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	November 16, 2009

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings for Fiscal 2009

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended October 2, 2009.

Fiscal 2009 and Fourth Quarter Highlights:

•	Net earnings for fiscal 2009 were $399.9 million;

•	Diluted EPS for fiscal 2009 of $3.21;

•	Net earnings for the fourth quarter of fiscal 2009 of $79.3 million;

•	Diluted EPS for the fourth quarter of fiscal 2009 of $0.63; and

•	Backlog of $15.2 billion.

Jacobs reported today net earnings of $399.9 million, or $3.21 per diluted share, on revenues of $11.5 billion for its fiscal year ended October 2, 2009. This compares to net earnings of $420.7 million, or $3.38 per diluted share, on revenues of $11.3 billion for fiscal 2008.

Included in the Company’s results of operations for fiscal 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale, in the first quarter of fiscal 2008, of its interest in a company that provides specialized operations and maintenance services.

For the fourth quarter of fiscal 2009, Jacobs reported net earnings of $79.3 million, or $0.63 per diluted share, on revenues of $2.6 billion. This compares to net earnings of $114.4 million, or $0.92 per diluted share, on revenues of $3.2 billion for the fourth quarter of fiscal 2008.

Jacobs also announced backlog totaling $15.2 billion at October 2, 2009, including a technical professional services component of $8.2 billion. This compares to total backlog and technical professional services backlog of $16.7 billion and $8.1 billion, respectively, at September 26, 2008. During the quarter ended October 2, 2009, approximately $320 million was removed from backlog as a result of project cancellations, primarily from one project in the upstream oil and gas market.

Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “We continue to see our markets driven by a difficult economic environment and low business confidence. Our focus on our relationship-based business model and competitive cost posture remain real strengths in this challenging time.”

Commenting on the Company’s earnings outlook for fiscal 2010, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Based on our views of the markets, our initial guidance for 2010 earnings per share is a range of $2.00 to $2.60.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, November 17, 2009, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through 11:00 p.m. Eastern time November 24, 2009. The dial-in number for the audio replay is 706.645.9291 (ID 36187090).

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2008 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Year Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Revenues	$2,552,547	$3,196,621	$11,467,376	$11,252,159
Costs and Expenses:
Direct costs of contracts	(2,204,570)	(2,736,343)	(9,906,493)	(9,517,673)
Selling, general, and administrative expenses	(225,834)	(281,498)	(940,310)	(1,091,427)

Operating Profit	122,143	178,780	620,573	643,059
Other Income (Expense):
Interest income	3,489	4,210	13,145	15,447
Interest expense	(488)	(1,557)	(2,916)	(4,414)
Miscellaneous income (expense), net	(1,211)	(2,708)	(6,029)	3,319

Total other income (expense), net	1,790	(55)	4,200	14,352

Earnings Before Taxes	123,933	178,725	624,773	657,411
Income Tax Expense	(44,616)	(64,342)	(224,919)	(236,669)

Net Earnings	$79,317	$114,383	$399,854	$420,742

Earnings Per Share (“EPS”):
Basic	$0.64	$0.94	$3.26	$3.47
Diluted	$0.63	$0.92	$3.21	$3.38

Weighted Average Shares Used to Calculate EPS:
Basic	123,309	121,867	122,772	121,083
Diluted	125,116	124,559	124,534	124,357

Note:

The Company’s fiscal year ends on the Friday closest to September 30 (determined on the basis of the number of workdays) and, accordingly, an additional week of activity is added every five to six years, such as in fiscal 2009. In the past, and solely for ease of reference, we titled our financial statements as being “at” or “for the fiscal year ended” September 30. Henceforth, we will title our financial statements using the specific date on which our fiscal years end. There was no material effect on our consolidated financial statements from making this change in presentation.

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Other Operational Information (in thousands):

	Three Months Ended		Year Ended
	October 2, 2009	September 26, 2008	October 2, 2009	September 26, 2008
Revenues by Major Component:
Technical professional services	$1,272,052	$1,548,722	$5,538,489	$5,898,679
Field services	1,280,495	1,647,899	5,928,887	5,353,480

Total	$2,552,547	$3,196,621	$11,467,376	$11,252,159

Depreciation (pre-tax)	$18,589	$17,341	$68,670	$63,725

Capital Expenditures	$8,750	$27,755	$55,528	$114,786

Selected Balance Sheet and Backlog Information (in thousands):

	October 2, 2009	September 26, 2008
Balance Sheet Information:
Cash and cash equivalents	$1,033,619	$604,420
Working capital	1,522,548	1,173,238
Total debt	18,231	56,642
Stockholders’ equity	2,625,913	2,245,147

Backlog Information:
Technical professional services	$8,209,300	$8,085,200
Field services	7,010,100	8,611,400

Total	$15,219,400	$16,696,600

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